EXHIBIT 23.2

                       INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of Magnum Hunter Resources, Inc. on Form S-3 of our report dated March 28, 2000 appearing in the Annual Report on Form 10-K of Magnum Hunter Resources, Inc. for the year ended December 31, 1999 and to the references to us under the heading "Experts" in the Basic Prospectus and the Sales Agreement Prospectus, which are a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Dallas, Texas
September 8, 2000